Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Williams Industrial Services Group, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Williams Industrial Services Group, Inc., which report appears in the Form 10-K of Williams Industrial Services Group, Inc. for the year ended December 31, 2019 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards).

/s/ Moss Adams LLP

Dallas, Texas

June 10, 2020